         (o) Plan of Distribution - any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee and/or Service Fee.

         (p) Portfolio - a series of the Shares of a Fund constituting a separate investment portfolio of the Fund.

         (q) Prospectus - the then currently effective prospectus and statement of additional information of a Portfolio.

         (r) Class R Shares - shall mean those Shares designated as Class R Shares in the Fund's organizing documents.

         (s) Service Fee - a fee paid to financial intermediaries for the ongoing provision of personal services to Fund shareholders and/or the maintenance of shareholder accounts.

         (t) Share - a share of common stock or beneficial interest in a Fund, as applicable.

3.       Allocation of Income and Expenses.

         (a) Distribution Fees and Service Fees - Each Class shall bear directly any and all Distribution Fees and/or Service Fees payable by such Class pursuant to a Plan of Distribution adopted by the Fund with respect to such Class.

         (b) Transfer Agency and Shareholder Recordkeeping Fees - Each Class shall bear directly the transfer agency fees and expenses and other shareholder recordkeeping fees and expenses payable by that Class pursuant to a Transfer Agency and Service Agreement adopted by the Fund with respect to such Class.

         (c) Allocation of Other Expenses - Each Class shall bear proportionately all other expenses incurred by a Portfolio based on the relative net assets attributable to each such Class.

         (d) Allocation of Income, Gains and Losses - Except to the extent provided in the following sentence, each Portfolio will allocate income and realized and unrealized capital gains and losses to a Class based on the relative net assets of each Class. Notwithstanding the foregoing, each Portfolio that declares dividends on a daily basis will allocate income on the basis of settled Shares.

         (e) Waiver and Reimbursement of Expenses - A Portfolio's adviser, underwriter or any other provider of services to the Portfolio may waive or reimburse the expenses of a particular Class or Classes.

4. Distribution and Servicing Arrangements. The distribution and servicing arrangements identified below will apply for the following Classes offered by a Fund with respect to a Portfolio. The provisions of the Fund's Prospectus describing the distribution and servicing arrangements in detail are incorporated herein by this reference.

         (a) Class A Shares. Class A Shares shall be offered at net asset value plus a front-end sales charge as approved from time to time by the Directors and set forth in





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